UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 7, 2005

Coinmach Service Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-114421	20-0809839

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Sunnyside Boulevard Suite 70, Plainview, New York		11803

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (516) 349-8555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

SIGNATURES

Item 3.02 Unregistered Sales of Equity Securities

     On November 24, 2004, Coinmach Service Corp. (“CSC”) issued 17,767,204 shares of its Class B common stock, par value $0.01 per share (the “Class B Common Stock”), to Coinmach Holdings, LLC, a Delaware limited liability company (“Holdings”) in exchange for all of the shares of capital stock of Coinmach Laundry Corporation, a Delaware corporation (“CLC”) then held by Holdings. Such Class B Common Stock issuance and exchange was completed pursuant to a purchase agreement entered into by and between CSC and Holdings, dated November 19, 2004 (the “Purchase Agreement”).

     On November 24, 2004 and on December 21, 2004, CLC redeemed for cash a portion of certain CLC capital stock held by certain members of CSC management and certain equity investors of Holdings.

     Pursuant to the Purchase Agreement, on January 3, 2005, all of the outstanding CLC capital stock that had not been previously redeemed by CLC and held by certain members of CSC management and certain equity investors of Holdings, was contributed to Holdings in exchange for certain equity interests in Holdings. Holdings in turn transferred such CLC capital stock to CSC in exchange for 7,213,241 additional shares of Class B Common Stock of CSC issued in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Act”), as amended, set forth in Section 4(2) of the Act.

     As a result of the issuance of Class B Common Stock and related exchange, CLC became a wholly-owned subsidiary of CSC. As of the date hereof, the number of shares of Class B Common Stock issued and outstanding and held by Holdings increased to 24,980,445.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coinmach Service Corp.

Dated: January 7, 2005	By:	/s/ Robert M. Doyle

		Name:	Robert M. Doyle
		Title:	Chief Financial Officer, Senior Vice President, Secretary and Treasurer